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                                                                      Exhibit 23

                        Consent of Independent Auditors

The Board of Directors
Centocor, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 33-00167 and 33-16285 on Form S-8 of Centocor, Inc. of our report dated June 7, 1996, relating to the statements of net assets available for plan benefits of the Centocor Qualified Savings and Retirement Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 11-K of the Centocor Qualified Savings and Retirement Plan.



KPMG Peat Marwick LLP



Philadelphia, Pennsylvania
June 19, 1996